UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2019

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51734 (Commission File Number)	35-1811116 (IRS Employer Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, Calumet GP, LLC (the “Company”), the general partner of Calumet Specialty Products Partners, L.P. (the “Partnership”), notified William A. Anderson, the Executive Vice President - Sales, that his employment with the Company would end on March 22, 2019. In connection with the termination of Mr. Anderson’s employment, the Company and Mr. Anderson have agreed to the terms of a Severance Agreement and General Release (the “Severance Agreement”), dated March 22, 2019, pursuant to which Mr. Anderson will be entitled to severance payments totaling $450,000 and six months of COBRA insurance coverage in exchange for his compliance with the terms thereof (provided he does not revoke the Severance Agreement during the seven-day revocation period). The Severance Agreement does not modify Mr. Anderson’s equity awards that were previously granted under the Company’s Amended and Restated Long-Term Incentive Plan (the “LTIP”), which will remain subject to the terms of the LTIP and the applicable award agreements. In addition, Mr. Anderson will receive a payment for any vested and unused vacation. Mr. Anderson will cooperate and make himself reasonably available for a period of six months to assist the company as needed pursuant to the terms of the Severance Agreement.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreement, which will be filed as an exhibit to the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

	By:	CALUMET GP, LLC, its General Partner

March 22, 2019	By:	/s/ Timothy Go
Timothy Go
Chief Executive Officer of Calumet GP, LLC, general partner of Calumet Specialty Products Partners, L.P. (Principal Executive Officer)